Securities & Exchange Commission,
Washington, D.C.

CONSENT OF JIANGXI GEOLOGICAL AND ENGINEERING COMPANY

I, Zhao Cheng, Senior Officer and Director of Jiangxi Geological And Engineering Company of Ruichang City, Jiangxi, People’s Republic of China, do hereby consent to the use in this registration statement of Tiger Jiujiang Mining, Inc. on Form S-1 of any and all information pertaining to the Tiger Gold Property previously provided to or by Kiukiang Gold Mining Company, or which was determined as a result of work on behalf of Kiukiang Gold Mining Company by Poon Man Sin, Senior Engineer, as quoted by Poon Man Sin in his Report Of Exploration at Tiger Gold Property dated January 23, 2010, appearing in the prospectus, which is part of this Registration Statement. Our company completed an examination in 2009 of the property and has reported the information on a formal basis to Kiukiang Gold Mining Company as indicated in the above referenced report.

/s/ “Zhao Cheng”

Zhao Cheng
Senior Officer and Director
Jiangxi Geological And Engineering Company

Ruichang City, Jiangxi, China
April 15, 2010